4445 Lake Forest Drive, Cincinnati, OH 45242        [Crown Vantage Logo Omitted]



News Release                                                  Printing
                                                              Publishing, and
                                                              Speciality Papers
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For Immediate Release

For Further Information Contact:

At the Company:
Kent Bates      513-588-1716


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        Crown Vantage Enters into Agreement to Sell St. Francisville Mill and Certain Related Assets


CINCINNATI, June 6, 2001 -- Crown Vantage Inc. (OTC Bulletin Board: CVANQ - news) and its wholly owned subsidiary, Crown Paper Co., announced today that they have filed a motion with the United States Bankruptcy Court in Oakland, California seeking approval of a sale of their integrated mill located in St. Francisville, Louisiana and certain related assets to Tembec Inc., a Quebec corporation, pursuant to an Asset Purchase Agreement dated as of June 1, 2001.

The consideration for the proposed sale to Tembec includes $140 million in cash and $45 million in shares of Tembec common stock subject to a post-closing working capital adjustment. In addition, Tembec would agree to assume certain Crown liabilities.

The proposed sale to Tembec, structured as a sale of assets to a subsidiary of Tembec under Section 363 of the Bankruptcy Code, is subject to the receipt of higher and better offers, to Bankruptcy Court approval and certain other conditions, including a condition relating to environmental due diligence. If Crown accepts a higher and better offer, it would pay a $5 million breakup fee to Tembec. If the transaction does not close in certain other cases, Crown would pay up to $1.5 million of Tembec's transaction expenses. Pursuant to an order of the Bankruptcy Court, any competing offers must be submitted prior to 10:00AM on June 12, 2001. A hearing before the Bankruptcy Court to consider the sale is scheduled for June 15, 2001, which hearing may be adjourned from time to time by the Bankruptcy Court.

Crown Vantage and Crown Paper filed for Chapter 11 on March 15, 2000. Pursuant to the Bankruptcy Code, they have continued to manage and possess all of their properties not otherwise sold or abandoned.

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Crown Vantage is a leading manufacturer of value-added papers for printing, publishing and specialty packaging. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels and coffee filters. For more information, visit www.crownvantage.com.
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Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These include but are not limited to the inability to receive court approval and the inability to successfully emerge from bankruptcy.